Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Barry H. Black (“Mr. Black”) is employed by Technology Research Corporation  (“TRC”), but the parties wish to end that employment under the terms of this agreement (the "Agreement"), to set forth the terms of their future relationship and to resolve disputes (if any) between them, and

WHEREAS, Mr. Black now is TRC's Vice President, Finance and Chief Financial Officer and has been employed by TRC since January 2006,and

WHEREAS, TRC wishes to retain Mr. Black to continue as an employee as TRC's Vice President and Chief Financial Officer to serve out up to October 31, 2008 and to terminate Mr. Black's change of control agreement with TRC dated January 23, 2006 (the "Current Agreement").

WHEREAS, Mr. Black, in the course of his TRC employment, has acquired confidential, trade secret information about TRC's finances, operations, business development/acquisition methods and strategies, customers, potential customers and vendors, and

NOW, THEREFORE, Mr. Black and TRC agree as follows:

1.	Mr. Black's separation and future relationship.

        A. Mr. Black shall retire from TRC and his employment as Vice President, Finance and Chief Financial Officer of TRC shall end on October 31, 2008 ("Separation Date").  Until then, he shall continue as an employee as TRC's Vice President and Chief Financial Officer to serve out on a full time basis and provide such other transitional services as an employee of TRC as may be requested by TRC's Chief Executive Officer.  TRC's Chief Executive Officer may accelerate the Separation Date by giving two weeks' notice to Mr. Black. Mr. Black will perform his customary job duties in a competent, professional manner up to the Separation Date and will assist in the transition of his job responsibilities to the person(s) designated by TRC.

B. Mr. Black agrees to resign his positions as a TRC officer and as an officer and director of any direct or indirect TRC subsidiary effective as of the Separation Date.  Mr. Black also agrees to sign and deliver to TRC on his Separation Date a formal letter of resignation in the form attached to this Agreement as Exhibit 1.

C. Mr. Black agrees to return all TRC property in his possession, custody or control not later than the Separation Date, including but not limited to any documents, files or information (electronic or hard-copy), access cards, computer and PDA (including all software and peripherals), cell phones, credit cards and stored documents/files/information which Mr. Black obtained from TRC or any of its customers, vendors or employees.

D. Mr. Black agrees that he will not disparage TRC, that is, he agrees not to make negative comments about TRC, his employment by TRC or the end of that employment.  Upon request, TRC will provide a letter of reference for Mr. Black in the form attached as Exhibit 2 and, if he identifies Owen Farren as the reference for potential future employers, persons who contact Farren about Mr. Black will be given only the information contained in Exhibit 2.

E. Mr. Black and TRC agree that their January 23, 2006 "Current Agreement" is hereby terminated.

F. Mr. Black agrees that, after the Separation Date, he will make himself available at reasonable times and locations, not to exceed 24 hours, to assist TRC in any remaining transition issues arising during or from the end of his employment.

G. To the extent that Mr. Black has vested TRC equity awards that he wants to exercise, Mr. Black must do so within ninety (90) days of the Separation Date.  Mr. Black understands and agrees that (i) the federal “insider trading” securities laws continue to apply to Mr. Black notwithstanding his separation of employment from TRC, (ii) TRC’s insider trading policy prohibits Mr. Black from trading in TRC securities while in possession of material nonpublic information concerning TRC and (iii) the prohibition against such trading continues to apply to Mr. Black after leaving TRC.  Therefore, Mr. Black agrees to abide by the TRC trading windows even after leaving TRC until such time as the insider information Mr. Black possessed, if any, becomes public.

2.	TRC's obligations to Mr. Black.

A. TRC will pay or provide to Mr. Black the following:

i. Mr. Black’s salary and unused accrued vacation up to and including the Separation Date (whether that date is October 31, 2008 or some earlier date selected by TRC's Chief Executive Officer); and

ii. $148,500, the sum equivalent to twelve months' base salary, less withholdings as for wages; the sum will be paid on the later of (a) January 15, 2009 or (b) the date ten days after Mr. Black executes and delivers to TRC the document attached to this Agreement as Exhibit 3; and

iii. Such notifications as required by law concerning continuation of group medical insurance benefits, life insurance conversions, etc.

B. Mr. Black understands and agrees that the monies and benefits described in this paragraph 2 are the sole financial obligations of TRC to Mr. Black under this Agreement.

C. Mr. Black agrees that he is solely responsible for and will pay all employee portions of any taxes, contributions or other payments to any taxing authority which arise from Mr. Black's receipt of the monies paid to him under this Agreement.

D. In the event that Mr. Black should die prior to his receipt of the payments due him pursuant to this paragraph 2, such payments shall be made to his estate.

3.	Mr. Black's release of TRC.

A. In exchange for the benefits given by TRC to Mr. Black under this Agreement, Mr. Black agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that Mr. Black hereby freely, finally, fully and forever releases and discharges TRC from any and all claims and causes of action of any kind or nature that Mr. Black once had or now has against TRC, including all claims arising out of Mr. Black's employment or end of employment with TRC, whether such claims are now known or unknown to Mr. Black ("Released Claims").  Released Claims do not include (i) any claims arising from events occurring after Mr. Black signs this Agreement, (ii) any claims which by law may not be released by Mr. Black, (iii) any Mr. Black claims for vested benefits under TRC's employee benefit plans; (iv) any claims for indemnification arising out of or related to Mr. Black's activities as a TRC officer or director; and (v) any claims related to TRC's performance of this Agreement.

B. Mr. Black realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement and Income Security Act; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/retaliation/wage laws, and common laws (including the laws of contract and negligence).  Mr. Black intends to fully and finally release TRC from any and all claims arising under such laws which Mr. Black has or may have arising from events occurring prior to the date on which he signs this Agreement.

4.	Informed, voluntary signature.

A. Mr. Black agrees he has had a full and fair opportunity to review this “Separation Agreement and General Release” and signs it knowingly, voluntarily and without duress or coercion.  Further, in executing this Agreement, Mr. Black agrees that he has not relied on any representation or statement not set forth in this Agreement and its attachment.

B. Mr. Black agrees that he was given an opportunity to consider this “Separation Agreement and General Release” and its attachments for twenty-one (21) days before signing it.  If he has signed it sooner than twenty-one (21) days after receiving it, Mr. Black agrees that he has waived the opportunity to review it for that entire period.  TRC advises Mr. Black to consult an attorney before signing this Agreement.

C. Federal law requires that (i) this Agreement be revocable by Mr. Black for seven (7) days following his execution of it and (ii) this Agreement is not effective or enforceable until the seven-day period expires and Mr. Black has not revoked it.  If Mr. Black wishes to revoke this Agreement, he must send a written notice of revocation to TRC's Chief Executive Officer so it is received not later than the close of business on the seventh day after Mr. Black signed the Agreement.

5.	Confidentiality.

A. Mr. Black agrees that, unless compelled by subpoena or requested by TRC in the course of Mr. Black providing transition assistance to TRC, he will not at any time use or talk about, write about, disclose in any manner or publicize either (i) TRC’s business, operations or employment data, policies or practices or (ii) the proprietary or trade secret information of TRC or its customers or vendors.  It will not be a violation of this subparagraph for Mr. Black to discuss TRC's business, operations or employment data, policies or practices, proprietary or trade secret information of TRC or its customers/vendors as is essential to Mr. Black's transition assistance to TRC.

B. If Mr. Black is subpoenaed or is required to testify about TRC or his employment by TRC, he agrees to contact TRC's Chief Executive Officer about the subpoena/demand within 72 hours of receiving the subpoena/demand or before the date of the proposed testimony, whichever is earlier.  Further, Mr. Black agrees to meet and cooperate with TRC’s attorneys in preparation for such testimony.  Of course, when providing information about TRC or his employment by TRC (whether in response to a subpoena, a requirement that he testify or a TRC-requested meeting), Mr. Black will at all times speak truthfully.

C. Mr. Black agrees that, if he receives an inquiry from any representative of the media about TRC, his employment by TRC or the end of his TRC employment, Mr. Black will not respond but will immediately contact TRC's Chief Executive Officer to inform TRC of the media inquiry.

   6. Conditions to TRC's Obligations.

    TRC’s execution of this Agreement, and its performance of its obligations under this Agreement, are specifically conditioned on (a) Mr. Black’s execution and delivery to TRC and non-revocation of this Agreement, (b) Mr. Black's professional and competent performance of his job duties from the time that Mr. Black is first given this Agreement until the Separation Date, (c) Mr. Black's compliance with the terms of this Agreement and (d) Mr. Black's execution, delivery and non-revocation of the agreement attached to this Agreement as Exhibit 3.

    7. Miscellaneous.

A. This Agreement shall be interpreted and enforced in accordance with the laws of the United States and the State of Florida.  Any litigation between the parties must be brought in a court having jurisdiction in Pinellas County, Florida, unless it is necessary for TRC to institute suit in another jurisdiction to obtain injunctive relief to enforce the terms of this Agreement.

B. This Agreement, any existing stock option agreements/awards or stock appreciation agreements, and a November 5, 2007 indemnification agreement represent the sole and entire agreement between Mr. Black and TRC and supersede any and all prior agreements, negotiations and discussions between the parties with respect to Mr. Black's employment or the end of that employment by TRC.

C. If one or more paragraph(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect.

D. This Agreement may not be modified orally but only by a writing signed by both Mr. Black and TRC.

E. This Agreement shall inure to the benefit of and shall be binding upon TRC, its successors and assigns.  Mr. Black's obligations and duties hereunder are personal and not assignable, but TRC will have the right to assign its rights and obligations under this Agreement to any TRC affiliate or successor of TRC or to any purchaser(s) of their assets.

F. As used in this Agreement, the term “TRC” shall mean Technology Research Corporation as well as its current or future (i) parents, subsidiaries and affiliated organizations; (ii) insurers, benefit plans, trustees, and benefit administrators and their respective pension, profit-sharing, savings, health, trusts, and other employee benefit plans of any nature as well as the plans’ respective trustees and administrators; (iii) directors, officers, employees, agents, attorneys, representatives and shareholders and their parents, subsidiaries and affiliated organizations and (iv) heirs, personal representatives, successors and assigns of the persons or entities described in the preceding portions of this subparagraph.

Date: Sepember 2, 2008                                                                                                           /s/  Barry H. Black
                    Barry H. Black

                    Technology Research Corporation

Date:  September 2, 2008                                                                                                         By: /s/  R. B. Wood

Exhibit 1

 _________________, 2008

Technology Research Corporation
5250 140th Avenue North
Clearwater, Florida 33760
Attn: Board of Directors

Gentlemen:

I, Barry H. Black, hereby resign as the Vice President of Finance, Chief Financial Offer and Secretary of Technology Research Corporation, a Florida corporation (the "Company"), effective immediately.  I also hereby resign any and all officer and director positions that I may have with any direct or indirect subsidiary of the Company.  In addition, I agree to sign in the future any reasonable documents that are necessary or desired to effect such resignations from the Company and its direct or indirect subsidiaries.  This will confirm that my resignation is not due to any disagreement with such entity relating to the Company's operations, policies or procedures.

Respectfully,

                                    ______________________________
                                    Barry H. Black

Exhibit 2

[TRC LETTERHEAD]

To whom it may concern:

It is not the policy of Technology Research Corporation to provide detailed references for its former employees.  It is, however, company policy to confirm the dates of employment and the position held at the time that the employment ended.

Barry H. Black was employed by the company from January 1, 2006 until his retirement from TRC on _________________.  Mr. Black's last job titles were Vice President, Finance and Chief Financial Officer.

Any further inquiries about Mr. Black should be directed in writing to me.

                                Very truly yours,

                                Owen Farren
                                Chief Executive Officer

Exhibit 3

SUPPLEMENT TO SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Barry H. Black (“Black”) and Technology Research Corporation ("TRC") previously signed a "Separation Agreement and General Release" ("Separation Agreement") but wish to supplement that agreement with this agreement ("Supplement"), and

NOW, THEREFORE, Black and TRC agree as follows:

1.           Black's separation. Black's employment will end as of the close of business on October 31, 2008 ("Separation Date") or some earlier date upon TRC's Chief Executive Officer giving two week's notice to Mr. Black.

2.           TRC's obligations to Black.  TRC will pay or provide to Black the separation benefits described in paragraph 2 of the Separation Agreement to the extent that they have not already been paid or provided.

3.           Black's release of TRC.

A.           In exchange for the benefits given by TRC to Black under the Separation Agreement and this Supplement, Black agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that Black hereby freely, finally, fully and forever releases and discharges TRC from any and all claims and causes of action of any kind or nature that he once had or now has against TRC, including all claims arising out of his employment or end of employment with TRC, whether such claims are now known or unknown to Black ("Released Claims").  Released Claims do not include (i) any claims arising from events occurring after Black signs this Agreement, (ii) any claims which by law may not be released by Black, (iii) any Black claims for vested benefits under TRC's employee benefit plans; (iv) any claims for indemnification arising out of or related to Black's activities as a TRC officer or director; and (v) any claims related to TRC's performance of this Agreement.

B.           Black realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement and Income Security Act; and various other federal, state and local constitutions, statutes, ordinances, human rights/discrimination/retaliation/wage laws, and common laws (including the laws of contract and negligence).  Black intends to fully and finally release TRC from any and all claims arising under such laws which he has or may have arising from events occurring prior to the date on which he signs this Agreement.

4.           Black's informed, voluntary signature.

A.           Black agrees he has had a full and fair opportunity to review this "Supplement to Separation Agreement and General Release” and signs it knowingly, voluntarily, and without duress or coercion.  Further, in executing this Supplement, Black agrees he has not relied on any representation or statement not set forth in the Separation Agreement or in this document.

B.           Black agrees that he was given an opportunity to consider this “Supplement to Separation Agreement and General Release” for twenty-one (21) days before signing it and, if he has signed it sooner than twenty-one (21) days after receiving it, he agrees that he has waived the opportunity to review it for that entire period.  TRC advises Black to consult an attorney before signing this Supplement.  However, in any event, Black cannot sign this Supplement sooner than the close of business on Black's last day of employment by TRC.

C.           Federal law requires that (i) this Supplement be revocable by Black for seven (7) days following him signing it and (ii) this Supplement shall not become effective or enforceable until the 7-day period expires and he has not revoked it.  If Black wishes to revoke this Supplement, he must send a written notice of revocation to TRC's Chief Executive Officer so it is received not later than the close of business on the seventh day after Black has signed this Supplement.

5.           Conditions to TRC's Obligations. TRC’s execution of this Supplement and its performance of its obligations under it are conditioned upon (a) Black’s execution, delivery to TRC and non-revocation of this Supplement, (b) Black's professional and competent performance of his job duties from the time that he is first given this Supplement until the time that he signs it (if he elects to sign it) and (c) Black's compliance with the terms of this Supplement.

6.           Miscellaneous.

    A.           This Supplement shall be interpreted and enforced in accordance with the laws of the United States and the State of Florida.  Any litigation between the parties must be brought in a court having jurisdiction in Pinellas County, Florida, unless it is necessary for TRC to institute suit in another jurisdiction to obtain injunctive relief to enforce the terms of this Supplement.

    B.          The Separation Agreement, this Supplement and any stock option agreements/awards represent the entire agreement between the parties and supersede any and all prior agreements, negotiations and discussions between the parties with respect to Black's employment or end of that employment (the parties having previously terminated a change of control agreement dated January 23, 2006).
    C           If one or more paragraph(s) of this Supplement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Supplement, which shall remain in full force and effect.

    D.         This Supplement may not be modified orally but only by a writing signed by both Black and TRC.

    E           This Supplement shall inure to the benefit of and shall be binding upon TRC, its successors and assigns.  Black's obligations and duties hereunder are personal and not assignable, but TRC will have the right to assign its rights and obligations under this Supplement to any TRC affiliate or successor or to any purchaser(s) of their assets.

    F           As used in this Supplement, the term “TRC” shall mean Technology Research Corporation as well as (i) its parents, subsidiaries and affiliated organizations; (ii) its insurers, benefit plans, trustees, and benefit administrators and their respective pension, profit-sharing, savings, health, trusts, and other employee benefit plans of any nature as well as the plans’ respective trustees and administrators; (iii) its directors, officers, employees, agents, attorneys, representatives and shareholders and their parents, subsidiaries and affiliated organizations; and (iv) the heirs, personal representatives, successors and assigns of the persons or entities described in the preceding portions of this subparagraph.

Date: _________________, 2008                                                                                                         ________________________________
                           Barry H. Black

                          Technology Research Corporation

Date:  ________________, 2008                                                                                                           By:_____________________________